Exhibit 34.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

BancTec, Inc.

We have examined management’s assertions included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that BancTec, Inc. (the “Company”) complied with the servicing criteria set forth in Item 1122(d)(1)(v), 1122(d)(2)(i) and Item 1122(d)(4)(iv) of the U.S. Securities and Exchange Commission’s Regulation AB for the remittance processing services performed by the Company for asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust (the “Platform”) that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or were now required to be registered where the related asset-back securities were outstanding as of and for the year ended December 31, 2015 (the “Reporting Period”). The Company has determined that the remainder of the servicing criteria are not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2015.

Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination. Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selection of a sample of transactions and compliance activities related

To the Board of Directors and Shareholders

BancTec, Inc.

to the Platform during the reporting period and determining whether the Company processed those transactions and performed those activities in compliance with servicing criteria. Our testing of selected transactions and compliance activities was limited to activities performed by the Company during the period covered by this report. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

To the Board of Directors and Shareholders

BancTec, Inc.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of December 31, 2015 and for the period from January 1, 2015 through December 31, 2015 for the Platform is fairly stated in all material respects.

/s/ Plante & Moran, PLLC

Chicago, Illinois
March 17, 2016

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